  As filed with the Securities and Exchange Commission on September 25, 1995.

                                                  Registration No.
                                                                   -------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                             SECURITIES ACT OF 1933


                       AMERICAN EDUCATIONAL PRODUCTS, INC.
                       -----------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED ON ITS CHARTER)

Colorado                                                              84-1012129
- --------                                                              ----------
(STATE OR OTHER JURISDICTION                                        IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER

                           3101 Iris Avenue, Suite 215
                            Boulder, Colorado  80301
                                 (303) 443-0020
             -------------------------------------------------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 Paul D. Whittle
                       American Educational Products, Inc.
                           3101 Iris Avenue, Suite 215
                            Boulder, Colorado  80301
                                 (303) 443-0020
             -------------------------------------------------------
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF
                          AGENT FOR SERVICE OF PROCESS)

                                   Copies to:

                            Clifford L. Neuman, Esq.
                                  Neuman & Cobb
                                1507 Pine Street
                            Boulder, Colorado  80302
                                 (303) 447-2212

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_____/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.    /  X  /
                                                 -----


                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------

Title of Each Class                      Proposed Maximum    Proposed Maximum
of Securities to be    Amount to be       Offering Price         Aggregate           Amount of
Registered              Registered         Per Share(1)      Offering Price(1)   Registration Fee

- ----------------------------------------------------------------------------------------------------

Common Stock
$.01 par value          250,000(2)           $2.00(3)            $500,000             $172.42

- ----------------------------------------------------------------------------------------------------

                                              Total:             $500,000             $172.42


- ----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Reflects 250,000 shares of Common Stock issuable upon exercise of outstanding Common Stock Purchase Warrants (the "Warrants").

(3)  Based upon the $2.00 per share exercise price of the Warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       AMERICAN EDUCATIONAL PRODUCTS, INC.

          ITEM NO. AND HEADING               LOCATION
          IN FORM S-3                        IN PROSPECTUS
          REGISTRATION STATEMENT

1.   Forepart of the Registration Statement  Forepart of Registration Statement
     and outside front cover page of         and outside front cover page of
     Prospectus                              Prospectus

2.   Inside front and outside back cover     Inside front and outside back cover
     pages of Prospectus                     pages of Prospectus

3.   Summary Information, Risk Factors and   Risk Factors
     Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                         Use of Proceeds

5.   Determination of Offering Price         Determination of Offering Price

6.   Dilution                                Dilution

7.   Plan of Distribution                    Plan of Distribution

8.   Description of Securities to be         Description of Securities
     Registered

9.   Interest of Named Experts and Counsel   Legal Matters

10.  Material Changes                        Recent Developments

11.  Incorporation of Certain Information    Incorporation of Certain Documents
     by Reference                            by Reference

12.  Disclosure of Commission Position on    Indemnification
     Indemnification for securities Act
     Liabilities

_______________________________

PROSPECTUS

                       AMERICAN EDUCATIONAL PRODUCTS, INC.
                       -----------------------------------

                                 250,000 Shares
                           $.01 par value Common Stock

     This Prospectus relates to the offer and sale by American Educational Products, Inc., a Colorado corporation (the "Company"), of 250,000 shares of its $.01 par value common stock (the "Common Stock") which are issuable by the Company pursuant to the exercise of Common Stock Purchase Warrants (the "Warrants") held by two (2) investors (the "Warrantholders"). The Warrantholders have agreed to exercise all outstanding Warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $2.00 per share (the "Exercise Price"), within ten (10) days following the effective date of the Registration Statement of which this Prospectus is a part registering for sale under the Securities Act of 1933, as amended ("Securities Act") the shares of Common Stock issuable upon exercise of the Warrants ("Warrant Stock"). Upon exercise of the Warrants, the Warrantholders may offer all 250,000 shares of the Company's Common Stock in transactions in the over-the-counter market at prices obtainable at the time of sale, or in privately negotiated transactions at prices determined by negotiation. The Warrantholders may effect such transactions by selling the shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Warrantholders, and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). (See "PLAN OF DISTRIBUTION.") The Warrantholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

     Assuming the Warrantholders exercise all Warrants to purchase 250,000 shares, the Company will receive gross proceeds of $500,000. The Company will not receive any of the proceeds from the resale of the shares by the Warrantholders. Pursuant to an agreement between the Company and the Warrantholders, the Company has agreed to pay all of the expenses incurred in connection with the registration of the shares, which are estimated to be $12,000.

     The Company's Common Stock is traded on the NASDAQ National Market System under the symbol AMEP. On September 19, 1995, the closing price was $2.00 per share as reported by NASDAQ NMS.

                            -------------------------

     FOR DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS."

                            -------------------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONS, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------

                     Price to          Underwriting         Proceeds to
                 Warrantholders(1)      Discount(2)         Company(3)

- -------------------------------------------------------------------------------

Per Share:             $2.00                 *                 $2.00

Total                $500,000                *               $500,000

- -------------------------------------------------------------------------------


              The Date of This Prospectus is ______________, 1995.


(1) Reflects the exercise by the Warrantholders of all outstanding Warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $2.00 per share. The Warrantholders have irrevocably and unconditionally agreed to exercise, upon written demand of the Company, all issued and outstanding Warrants; provided, however, said exercise is subject to and shall only occur within ten (10) days following the Registration Statement, of which this Prospectus forms a part, being declared effective by the Commission (see "DESCRIPTION OF SECURITIES-WARRANTS.")

(2) The Warrantholders may reoffer their shares in transactions in the over-the-counter market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Warrantholders may effect transactions by selling to or through securities broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Warrantholders. While it is impracticable to determine the precise amount that the Warrantholders will incur, it is anticipated that any such discounts, selling concessions or commissions will be consistent with those customarily charged by broker-dealers who are members of the National Association of Security Dealers, Inc. ("NASD").

(3) Consists of proceeds to the Company from the exercise by the Warrantholders of all Warrants which are exercisable to purchase 250,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. Does not reflect deduction of expenses of the Offering for printing, legal, accounting, transfer agent and miscellaneous expenses of the Offering, the total of which is estimated at $12,000, which the Company has agreed to pay. See "USE OF PROCEEDS."


     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Company's Common Stock is traded in the over-the-counter market on the NASDAQ system, and reports, proxy statements and other information concerning the Company can be inspected and copied at the Office of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 with the Commission, Washington, D.C., in accordance with the provisions of the Act.
This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Reference also should be made to the Annual Report to Shareholders and Annual Report on Form 10-KSB for the year ended December 31, 1994, the Company's definitive Proxy Statement, and the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995 and June 30, 1995, incorporated by reference into this Prospectus. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission in Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

     (b) The Company's definitive Proxy Statement for the Annual Meeting of Shareholders held on June 5, 1995.

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995 as filed with the Commission on May 15, 1995.

     (d) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995 as filed with the Commission on August 18, 1995.

     All documents filed by the Company with the Commission pursuant to Section 13a, 13c, 14 or 15d of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in the above-referenced documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference to this Prospectus, may be obtained at no charge by a written or oral request to Paul D. Whittle, President, American Educational Products, Inc., 3101 Iris Avenue, Suite 215, Boulder, Colorado 80301 (303) 443-0020.

                                   THE COMPANY

     The Company is engaged in the manufacture, development, marketing and distribution of both proprietary and non-proprietary supplemental educational materials and instructional programs through its four wholly-owned subsidiaries: Scott Resources, Inc. ("Scott Resources"); Hubbard Scientific, Inc. ("Hubbard Scientific"); Summit Learning, Inc. ("Summit Learning"); and AEP Media Corporation, d/b/a Churchill Media ("Churchill"). The executive offices of the Company are located at 3101 Iris Avenue, Suite 215, Boulder, Colorado 80301. Its telephone number at that address is (303) 443-0020.

     Scott Resources, a wholly-owned subsidiary, manufactures, develops and markets both proprietary and non-proprietary supplemental educational materials and instructional programs in the fields of science and mathematics at its principal manufacturing facility located at 401 Hickory Street, Fort Collins, Colorado 80524. Its telephone number at that address is (970) 484-7445.

     Hubbard Scientific, another wholly-owned subsidiary, manufactures, develops and markets both proprietary and non-proprietary supplemental educational and instructional materials in the field of science. Hubbard Scientific maintains its principal manufacturing facility at 1120 Halbeib Road, Chippewa Falls, Wisconsin 94729, and shares executive offices with the parent corporation in Boulder, Colorado.

     Summit Learning is primarily engaged in the catalogue distribution of supplemental educational material and instructional programs. Summit Learning distributes products manufactured by Scott Resources and Hubbard Scientific, as well as products manufactured by third parties. The principal offices of Summit Learning are maintained at 825 S.W. Frontage Rd., Fort Collins, Colorado 80522, where its telephone number is (970) 490-2627.

     Churchill is primarily in the development, manufacture and distribution of video tapes and video disks to the educational market. Its principal offices are located at 6901 Woodley Avenue, Van Nuys, California 91406, where its telephone number is (818)778-1978.

                                  RISK FACTORS

     Prospective investors should review carefully the following investment considerations in evaluating the Company and its business:

     LIMITED LIQUIDITY AND CAPITAL RESOURCES. At June 30, 1995, the Company had a working capital deficit of $1,777,000 based upon current assets of $9,634,000 and current liabilities of $11,411,000. Of current liabilities, however, approximately $3,000,000 represents previously classified long-term debt which the Company's primary lender accelerated to mature January 1, 1996. On a pro forma basis, if the debt is assumed to be reclassified as long-term, the Company's working capital at June 30, 1995 would be $1,256,000, or a current ratio of 1.15. Nevertheless, due to the Company's operating deficits incurred during the year ended December 31, 1994 and during the six months ended June 30, 1995, the Company is experiencing limited liquidity in capital resources which have been adversely impacting operations.

     LACK OF OPERATING PROFITS. For the six months ended June 30, 1995, the Company reported a pre-tax loss of $63,000 compared to pre-tax income of $373,000 for the six months ended June 30, 1994. The Company attributes the decline in operating results to a decline in market demand for its products and has taken steps to reduce operating expenses to adjust for this decline in sales. Nevertheless, there can be no assurance that the Company can regain profitable operations and reverse the downward trend which it has been experiencing for the past year and a half.

     LIMITED FUNDS AVAILABLE FOR OPERATIONS. If the maximum number of Warrants are exercised, the Company will receive net proceeds of approximately $488,000, after deducting Offering costs estimated to be $12,000. The Company has budgeted the net proceeds of this Offering to provide working capital on a short-term basis. However, given the limited amount of working capital currently available, it is unlikely that the proceeds of the Offering will be sufficient to satisfy all of the Company's working capital requirements.

     ADDITIONAL CAPITAL REQUIREMENTS. It is probable that the Company will require additional capital to finance its future business activities.
Therefore, even if the maximum of this Offering is achieved, given the limited amount of working capital available to the Company, proceeds to the Company will be substantially below the funding needed to accomplish the Company's turnaround. Such additional needed capital may be obtained through borrowings or by additional equity financing, or by the disposition of one or more of the Company's assets. There can be no assurance that additional capital or funding can be arranged or, if obtained, will not be obtained upon terms unfavorable to shareholders of the Company.

     ARBITRARY EXERCISE PRICE OF WARRANTS. The exercise price of the Warrants was arbitrarily determined by the Company and bears no direct relationship to the Company's assets, book value, net worth or operations. The $2.00 per share exercise price of the Warrants is $.77 per share greater than the $1.23 per share net tangible book value of the Company at June 30, 1995.

     UNSPECIFIED USE OF PROCEEDS. The monies received by the Company upon exercise of the Warrants have been allocated generally by the Company to provide working capital for operations. As such, the Company will utilize funds as they are received for such purposes and in such proportions as management deems advisable. While management will apply the proceeds of the Offering in a manner consistent with their fiduciary duty and in a manner consistent with the best interests of the Company, there can be no assurance that the monies received will result in any present or future improvement in the Company's results of operations.

     COMPETITION. The Company faces competition from businesses with greater resources and larger current market shares. The development of new products can give a competitor significant market advantage.

There can be no assurance that the Company will be able to acquire and develop new products or increase its portfolio of products to the extent necessary to keep it competitive.

     PRODUCT PROTECTION. The Company relies on copyrights, trademarks and trade secrets for protection of its products. Although believed to be adequate by the Company, this protection is limited, and it is possible for competitors of the Company to imitate some of the Company's manipulatives and models, none of which are patented. There can be no assurance that such imitations, if significant in number and degree, would not have a material adverse effect on the operations of the Company.

     POSTAL RATES. The Company's business is dependent on shipping and mailing catalogs and products. Therefore, the imposition of increased postal rates, a factor over which the Company has no control, would have a material adverse impact on the Company's earnings, if such costs could not effectively be passed on to its customers.

     EDUCATIONAL FUNDING. The sale or distribution of the Company's products is highly dependent upon public funding for elementary, middle and secondary school systems. As a result, the continued viability of those markets for the Company's products is dependent upon continued support and funding for public education.

     LIMITED LIQUIDITY IN TRADING MARKET OF SHARES. Prior to the Offering, the Company's Common Stock has been thinly traded on the NASDAQ National Market System ("NMS"). Continuation of low volume trading may adversely affect the liquidity of large holdings and may contribute to high volatility of the price of the Company's Common Stock.

     NASDAQ SYSTEM MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS OF LOW-PRICED STOCKS. The Securities Exchange Commission (the "Commission") has approved rules imposing more stringent criteria for the listing of securities on NASDAQ, including standards for maintenance of such listing. If the Company is unable to satisfy NASDAQ's maintenance criteria in the future, its securities could be de-listed, and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such de-listing, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

          The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than Five Dollars ($5.00) per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least Two Million Dollars ($2,000,000), if such issuer has been in continuous operation for three (3) years, (ii) net tangible assets of at least Five Million Dollars ($5,000,000), if such issuer has been in continuous operation for less than three (3) years, or (iii) an average annual revenue of at least Six Million Dollars ($6,000,000), if such issuer has been in continuous operation for less than three (3) years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

          If the Company's securities are not quoted on NASDAQ, or the Company does not have Two Million Dollars ($2,000,000) in net tangible assets, trading in the Company's securities would be covered by Rules 15g-1 through 15g-6 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive a purchaser's written agreement to the transaction. Securities are exempt from these rules if the market price of the Common Stock is at least Five Dollars ($5.00) per share.

          Although the Company's Common Stock will, as of the date of this Prospectus, be outside the definitional scope of a penny stock, as it will be listed on NASDAQ, in the event the Common Stock was subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and adversely affect the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     DIVIDEND. No dividend has been paid on the Company's Common Stock since 1990, nor, by reason of its present financial status and its contemplated financial requirements, does the Company contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. (See "DESCRIPTION OF SECURITIES.")

     SHARES ELIGIBLE FOR FUTURE SALE. As of September 18, 1995, 4,150,658 shares of the Company's $.01 par value Common Stock, were issued and outstanding, 723,602 of which are "restricted securities" and under certain circumstances may, in the future, be sold pursuant to a registration under the Securities Act or in compliance with Rule 144 adopted under the Securities Act.
  In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restrictive shares of Common Stock for at least two (2) years is entitled to sell, within any three-month (3-month) period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four (4) calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three (3) months immediately preceding a sale and who has beneficially owned the shares of Common Stock for at least three (3) years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. The Company also may grant options to purchase an additional 855,000 shares of Common Stock pursuant to the Stock Incentive Plan (the "Plan"). The Company plans to register for sale under the Act all shares issuable upon exercise of the options granted pursuant to the Plan, such that when the options are exercised and the shares issued, they will be free-trading, except for certain limitations imposed upon directors, officers and affiliates who exercise options granted under such Plan. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely effect prevailing prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.

     FUTURE SALES OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stocks to fend against unwanted tender offers or hostile takeovers without further shareholder approval. (See "DESCRIPTION OF SECURITIES.")

     FUTURE SALES OF ADDITIONAL SHARES. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below the exercise price of the Warrants, and therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. The Company has outstanding warrants and options exercisable to purchase up to 954,000 shares of Common Stock at a weighted average exercise price of $2.88 per share. Exercise of the warrants and options could have a further dilutive effect on existing stockholders and investors in this Offering. (See "DESCRIPTION OF SECURITIES.")

     DILUTION. As of June 30, 1995, the Company had sold or issued the outstanding 4,131,000 shares of Common Stock at an average cost per share of approximately $1.46, which is $.54 per share less than the Warrant exercise price. At June 30, 1995, the Company had a net tangible book value of $5,065,000 or $1.23 per share of Common Stock outstanding, based on 4,131,000 shares issued and outstanding. If 100% of the Warrants are exercised, after deduction of expenses of the Offering, the Company will have a net tangible book value of approximately $1.27 per share. Under this scenario, investors in this Offering exercising Warrants will sustain an immediate substantial dilution of $.73 or 37% of their exercise price per share.

     NEED FOR CURRENT PROSPECTUS. The Warrants will not be exercised unless the Company maintains with the Securities and Exchange Commission a current and effective Registration Statement and Prospectus covering the shares of Common Stock issuable upon their exercise. While the Company has undertaken to do so and plans to do so, there can be no assurance that a current Registration Statement and Prospectus will be in effect when any of the Warrants are attempted to be exercised.

     MARKET OVERHANG FROM WARRANTS AND OPTIONS. Immediately after the Offering, the Company will have outstanding 954,000 warrants and options. To the extent that such stock options or warrants are exercised, dilution to the interests of the Company's stockholders may occur. Exercise of these options or warrants, or even the potential of their exercise or conversion, may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the options or warrants are likely to exercise at times when the market price for the shares of Common Stock exceeds the exercise price of the options or warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other shareholders. Holders of the options or warrants can be expected to exercise them at a time when the Company, would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants. (See "DESCRIPTION OF SECURITIES.")

                                    DILUTION

     The net tangible book value of the Company at June 30, 1995 was $5,065,000, or $1.23 per share, based upon 4,131,000 shares outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets).

     If any outstanding Warrants are exercised, the number of Common Shares outstanding will increase and the Company's net tangible book value will increase. While the Warrantholders have executed a Subscription Agreement irrevocably and unconditionally requiring them to exercise all Warrants within ten (10) days following the date this Registration Statement is declared effective by the Commission, given the fact that the exercise price of the Warrants is $.77 per share greater than the net tangible book value per share of the Company's outstanding Common Stock, without giving effect to such exercise, there can be no assurance that all or any of the Warrants will be exercised. Moreover, the exercise of any Warrants will increase the net tangible book value per share of shares held by current shareholders and decrease the net tangible book value per share of the shares purchased pursuant to the Warrant exercise. Dilution is the reduction of value of the purchaser's investment measured by the difference between the Warrant exercise price and the net tangible book value per share after the Offering. The dilution per share will decrease with the exercise of each additional Warrant because the proceeds from each such exercise will increase the Company's net tangible book value.

     The following table sets forth the estimated dilution to be incurred by the Warrantholders based upon the assumption that 100% of the outstanding Warrants are exercised:

     Warrant Exercise Price(1)                                $2.00

     Net Tangible Book Value Before Offering
          (Per Share)(2)                                       $1.23

     Number of Shares Outstanding After Offering             4,381,000

     Net Tangible Book Value After Offering
          (Per Share)(3)                                       $1.27

     Increase Attributable to Exercise of
          Warrants                                             $0.04

     Dilution to Warrantholders (Per Share)                    $0.73

     Dilution as a Percent of Warrant
          Exercise Price                                        37%

- -------------------------

(1) Assumes Warrants are exercised to purchase 250,000 shares at an exercise price of $2.00 per share.

(2) Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of the Company.

(3) After deduction of estimated offering expenses, and based on June 30, 1995 book value.

     The following table summarizes, on a pro forma basis as of June 30, 1995, the differences between the number of shares purchased from the Company, the total consideration paid, and the average price per share paid by the existing stockholders, and by the Warrantholders.


                                                                       Percent
                                          Percent       Total         of Total       Average
                           Shares        of Total   Consideration   Consideration   Price Per
                            Owned         Shares        Paid            Paid          Share

- -----------------------------------------------------------------------------------------------
Existing Shareholders     4,131,000        94.3%     $6,030,000         92.3%         $1.46

Warrantholders (1)         250,000          5.7%      $500,000           7.7%         $2.00

- -------------------------

(1) Assumes the exercise by the Warrantholders of all outstanding Warrants to purchase a total of 250,000 additional shares of Common Stock for an aggregate purchase price of $500,000. Although each Warrantholder has executed a Subscription Agreement irrevocably and unconditionally committing him to exercise all of the Warrants owned within ten (10) days following the date the Registration Statement, of which this Prospectus forms a part, is declared effective by the Commission, there can be no assurance that all or any of the Warrants will be exercised.

                                 USE OF PROCEEDS

     If all of the 250,000 shares offered hereby are purchased upon exercise of the Warrants, then the Company will receive gross proceeds of up to $500,000, from which the Company will pay the expenses which will be incurred in connection with the registration of the shares, which are estimated to be $12,000. The Warrantholders will not pay any of the expenses which are expected to be incurred in connection with the registration of the shares, but will pay all commissions, discounts and other compensation to any securities broker-dealers through whom they sell any of the shares.

     The Company will utilize the net proceeds, if any, realized from the exercise of the Warrants for working capital and for general corporate purposes, at the discretion of management. Actual expenditures, however, may vary substantially depending upon economic conditions and opportunities the Company is able to identify. Due to an inability to precisely forecast events, the Company is unable to predict the precise period for which this Offering will provide financing. Given the Company's limited amount of working capital, it is believed that the proceeds from this Offering will be utilized immediately upon receipt and will not provide working capital to meet future requirements. The Company may need to seek additional funds through loans, other financing arrangements, future sales of securities, or the sale or disposition of assets; however, there can be no assurance that the Company will be able to make such arrangements in the future should the need arise.


                         DETERMINATION OF OFFERING PRICE

     The Offering Price of the 250,000 shares offered pursuant to the exercise of the Warrants is $2.00 per share. The exercise price per share represents the bid price for the Company's Common Stock on the date that the terms of the Warrants were agreed upon by the Company and the Warrantholders. The exercise price of $2.00 per share was determined by negotiation between the Company and the respective Warrantholders. Among the factors considered in determining the exercise price were the prevailing market price of the Company's Common Stock at the time the Company agreed to issue the Warrants, the prevailing market conditions, operating results of the Company in recent periods, estimates of the Company's business potential, the book value of the Company, and other factors deemed relevant.

                              PLAN OF DISTRIBUTION

     The Warrants entitle the holders to acquire 250,000 shares of Common Stock at an exercise price of $2.00 per share. The Company issued the Warrants to the investors in consideration of the right of the Company to compel the investor to exercise the Warrants in accordance with their terms during the ten (10) days following the effective date of the Registration Statement, of which this Prospectus forms a part.

     The shares of Common Stock to be issued upon exercise of the Warrants are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     The Company has been advised by the Warrantholders that they may hold some of the shares of Common Stock which they may acquire pursuant to the exercise of the Warrants, for investment purposes. However, the Warrantholders have not determined how many shares they will hold for investment and how many shares they will sell. The Warrantholders may distribute or resell the shares offered hereby to the public in the over-the-counter market at prices and on terms prevailing on the date of sale or in negotiated transactions or otherwise. The Warrantholders have advised the Company that sales to certain dealers may be made at a discount, not in excess of ten percent of the offering price of the shares. The Warrantholders also may pay customary brokerage commissions on sales. The Warrantholders and any brokers or dealers through whom sales of the common stock are made may be deemed "underwriters" within the meaning of the Securities Act, and any profits realized on the sale may be deemed underwriting compensation. The Warrantholders have undertaken to the Company to comply with Rule 10b-6 under the Securities Exchange Act of 1934, as amended, in connection with any distribution of the Company's securities.

     The Company has agreed to indemnify the Warrantholders against certain liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

     The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered hereby. The Warrantholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the Shares.


                                 INDEMNIFICATION

     The By-Laws of the Company provide for the indemnification of Officers and Directors to the maximum extent allowable under Colorado law. Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, Officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                            DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 50,000,000 of preferred stock, $.01 par value per share.

     The shares of Common Stock covered by this Prospectus are fully paid and nonassessable.

COMMON STOCK

     Each holder of Common Stock of AEP is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all of the directors.

     The shares of Common Stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences which may be granted to holders of preferred stock, each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED SHARES

     The Articles of Incorporation of the Company authorize issuance of a maximum of 50,000,000 Preferred Shares. The Articles of Incorporation vest the Board of Directors of the Company with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect of, among other things, (1) the number of Preferred Shares to constitute such series, and the distinctive designations thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether Preferred Shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on Preferred Shares in the event of involuntary or voluntary liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Shares; (f) the terms and conditions by which Preferred Shares may be converted, if the Preferred Shares of any series are issued with the privilege of conversion; and (g) voting rights, if any.

     In the event of a proposed merger, tender offer, proxy contest or other attempt to gain control of the Company not approved by the Board of Directors, it would be possible for the Board of Directors, subject to any limitations imposed by applicable law, the Company's Articles of Incorporation, the terms and conditions of any outstanding class or series of preferred shares and the applicable rules of any securities exchanges upon which securities of the Company are at any time listed or of other markets in which securities of the Company are at any time listed, to authorize the issuance of one or more series of Preferred Stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of the Company. The issuance of Preferred Stock may have an adverse effect on the rights (including voting rights) of holders of Common Stock.

WARRANTS

     The shares of Common Stock offered hereby are issuable upon the exercise by certain Common Stock Purchase Warrants beneficially owned by the Warrantholders. The Warrants entitle the holders thereof to purchase 250,000 shares of Common Stock at an exercise price of $2.00 per share. The Warrants are exercisable for a period commencing upon the effective date of the Registration Statement of which this Prospectus forms a part and ending ten (10) days from the date of such effectiveness. In the event the Warrants are not exercised within the ten
(10) days following the date the Registration Statement is declared effective by the Commission, all unexercised Warrants will expire and be void and of no further force or effect. Each Warrantholder has unconditionally and irrevocably agreed to exercise all Warrants within the exercise period upon demand by the Company. The Warrant exercise period may be extended by the Company at the sole discretion of the Board of the Directors upon thirty (30) days' notice to the Warrantholder. The Warrants will expire, become void and be of no further force or effect upon conclusion of the applicable exercise period, or any extension thereof.

     The exercise price, number and kind of common shares to be received upon exercise of the Warrants are subject to adjustment on the occurrence of certain events, such as stock splits, stock dividends or recapitalization of the Company. Adjustment will also occur in the exercise price, number and kind of common shares to be received upon exercise of the Warrants in the event the Company issues additional shares of Common Stock, or options, warrants or other rights convertible into Common Stock of the Company at a price below the then-prevailing exercise price of the Warrants. In the event of liquidation, dissolution or winding up of the Company, the holders of the Warrants will not be entitled to participate in the distribution of the assets of the Company. Additionally, holders of the Warrants have no voting, pre-emptive, liquidation or other rights of shareholders, and no dividends will be declared on the Warrants or the shares underlying the Warrants.

     The Warrants were issued to the Warrantholders in reliance upon an exemption from the Registration Requirements of the Securities Act, and as such, are "restricted securities" under the Securities Act. Prior to this Offering, there exists no public trading market for the Warrants, and the Company does not intend to develop such a market in the future.


                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed on for the Company by Neuman & Cobb, Temple-Bowron House, 1507 Pine Street, Boulder, Colorado 80302, which has served as legal counsel to the Company since its inception in 1986. Clifford L. Neuman, a partner in the firm, has been a member of the Company's Board of Directors since November 1990, and its Audit Committee since April, 1991, and is also the beneficial owner of 65,000 shares of the Company's Common Stock and options exercisable to purchase, in the aggregate, an additional 15,000 shares of Common Stock.


                                     EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement and Prospectus in reliance upon the report of HEIN + ASSOCIATES, LLP, Independent Certified Public Accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

      No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the Company since the date of this Prospectus. However, in the event of a material change, this Prospectus will be amended or supplemented accordingly.




                                TABLE OF CONTENTS

                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . .   4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Determination of Offering Price. . . . . . . . . . . . . . . . . . . . . .  12
Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . .  14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

- -------------------------------------------------------------------------------




                       AMERICAN EDUCATIONAL PRODUCTS, INC.

                                 250,000 Shares























- -------------------------------------------------------------------------------
                                   PROSPECTUS
- -------------------------------------------------------------------------------




_________________________________________________________________________, 1995





- -------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:


          SEC Filing Fee                             $   173.00
          NASD Fees                                    2,500.00
          Printing Expenses*                           1,200.00
          Accounting Fees and Expenses*                2,500.00
          Legal Fees and Expenses*                     5,000.00
          Blue Sky Fees and Expenses*                    500.00
          Registrar and Transfer Agent Fee                  ---
          Miscellaneous*                                 127.00
                                                     ----------

               Total                                 $12,000.00

______________________________

*    Estimated


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

          7-109-101.  DEFINITIONS.  As used in this article:

          (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

          (3)  "Expenses" includes counsel fees.

          (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

          (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.


          (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

          7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

          (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

            (a) The person conducted himself or herself in good faith; and

            (b)  The person reasonable believed:

              (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

              (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

            (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (4) A corporation may not indemnify a director under this section:

            (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

          7-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.

          (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

            (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

            (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

            (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

          (2)  The undertaking required by paragraph (b) of subsection
          (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

          (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

          7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

          (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

            (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

            (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

          7-109-106.  DETERMINATION AND AUTHORIZATION OF
          INDEMNIFICATION OF DIRECTORS.

          (1)  A corporation may not indemnify a director under
          section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1)
          (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

          (2) The determinations required by subsection (1) of this section shall be made:

            (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

            (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

          (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection
          (1) of this section shall be made:

            (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

            (b)  By the shareholders.

          (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

          7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES,
          FIDUCIARIES, AND AGENTS.

          (1) Unless otherwise provided in the articles of incorporation:

            (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

            (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

            (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

          7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107.  Any such
          insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

          7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

          (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

          (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

          7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                  *     *     *

          b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

          c. Article XII of Registrant's Articles of Incorporation provides, in part:

               "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

          d. The Company currently pays for and maintains an insurance policy in the amount of $2,000,000 that covers directors' and officers' liability.

          e. The Registration Rights between the Company and the Warrantholders provides that the Warrantholders will indemnify and hold harmless the Company, the directors of the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any Blue Sky Application, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Company by the Warrantholders for use in the preparation of the Registration Statement, or in any Blue Sky Application.

Item 16.  EXHIBITS.

          a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation SK:

EXHIBIT NO.         TITLE

     4.1       Specimen Common Stock Purchase Warrant

     4.2       Subscription Agreement

     5.1       Opinion of Neuman & Cobb

     24.1      Consent of HEIN + ASSOCIATES, LLP

     24.2      Consent of Neuman & Cobb


Item 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes to deliver or to cause to be delivered with the Prospectus to each person to whom the prospectus is sent or given the latest annual report to securityholders that is incorporated by reference in the Prospectus and furnish pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Boulder, State of Colorado on the 22nd of September, 1995.

                                         AMERICAN EDUCATIONAL
                                         PRODUCTS, INC., a Colorado corporation


                                         By:   /s/ Paul D. Whittle
                                               --------------------------------
                                               Paul D. Whittle, President

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities with American Educational Products, Inc. and on the dates indicated.

Signature                                Title                            Date
- ---------                                -----                            ----

/s/ Paul D. Whittle                    President,                   September 22, 1995
- ------------------------    Chief Executive Officer, Director
Paul D. Whittle


/s/ Frank L. Jennings            Chief Financial Officer            September 22, 1995
- ------------------------
Frank L. Jennings


/s/ Michael L. Hobbs       Vice-President of Business Development,  September 22, 1995
- ------------------------         Chief Operating Officer,
Michael L. Hobbs                   Secretary, Director


/s/ Robert A. Scott                      Director                   September 22, 1995
- ------------------------
Robert A. Scott


/s/ Clifford C. Thygesen                 Director                   September 22, 1995
- ------------------------
Clifford C. Thygesen


/s/ Clifford L. Neuman                   Director                   September 22, 1995
- ------------------------
Clifford L. Neuman


                                         Director                   September 22, 1995
- ------------------------
Dale LaFrenz


                                         Director                   September 22, 1995
- ------------------------
Wayne R. Kirschling

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    EXHIBITS

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                INDEX TO EXHIBITS



EXHIBIT NO.         TITLE

     4.1            Specimen Common Stock Purchase Warrant

     4.2            Subscription Agreement

     5.1            Opinion of Neuman & Cobb

    24.1 Consent of HEIN + ASSOCIATES, LLP, Independent Certified Public Accountants

    24.2            Consent of Neuman & Cobb